Exhibit 10.13

EQRX, INC.

FOUNDER AGREEMENT

THIS FOUNDER AGREEMENT (this “Agreement”) is made and entered into as of December 19 , 2019 by and between Sandra J. Homing, MD, an individual (“Founder”), whose address is set forth on the last page below and EQRx, Inc., a Delaware corporation (the “Company”), whose address is set forth on the last page below.

The Company and Founder agree as follows:

Section 1. Services. The Company hereby engages Founder to provide to the Company, and Founder agrees to provide to the Company under the terms and conditions of this Agreement , the services described on Exhibit A attached hereto and incorporated herein by reference and such other services for which the parties may mutually agree from time to time (hereinafter the “Services”). Founder agrees to make herself available to render the Services at such times and locations as may be mutually agreed, from time to time, as requested by the Company. Founder’s title shall be “Co-Founder” for so long as she is providing the Services.

Section 2. Compensation. Subject to approval by the Board of Directors of the Company (the “Board”), and as consideration for the Services, the Company will grant Founder 750,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) at a per share purchase price equal to the fair market value of a share of Common Stock as determined by the Board on the date of such grant. The shares of Common Stock will be subject to the terms of a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit B (the “Purchase Agreement”) and such shares of Common Stock shall vest as set forth therein. In consideration for the Services provided to the Company, Founder shall also receive cash compensation in the manner set forth on Exhibit A attached hereto.

Section 3. Expenses. The Company shall reimburse Founder for reasonable necessary out-of-pocket expenses incurred by Founder in the performance of the Services, provided such out-of-pocket expenses are approved in advance by an officer of the Company, and are supported by reasonable documentation. Such expenses shall include travel expenses of Founder to the Company’s offices. Where travel expenses shall include the cost of airfare, Founder shall purchase a coach class ticket unless otherwise approved in advance by an officer of the Company

Section 4. Independent Contractor. Founder is not, nor shall Founder be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Founder shall not be entitled to any benefits provided by the Company to its employees (including such items as health and disability benefits). Founder’s status and relationship with the Company shall be that of an independent contractor and consultant. Founder shall not state or imply, directly or indirectly, that Founder is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Founder will be solely responsible for payment of all charges and taxes arising from her relationship to the Company as a Founder.

Section 5. Cancellation of Services. Either party may at any time terminate the performance of all or any portion of the Services to be provided hereunder upon thirty (30) days prior written notice to the other stating its intention to terminate and specifying the portion of the Services to be terminated and the date upon which such termination shall be effective.

Section 6. Term of Agreement; Termination. The term of this Agreement and Founder’s Services hereunder shall commence as of the date of this Agreement and, unless terminated earlier as a result of the death, physical incapacity or mental incompetence of Founder , which shall result in automatic termination, or pursuant to Section 5 of this Agreement, shall continue in effect for a period of four (4) years commencing on the date first set forth above (the “Initial Term”). The term of this Agreement shall automatically be extended beyond the Initial Term for one or more additional year periods (individually, an “Additional Term”), unless either party desires not to extend the term of this Agreement for an Additional Term, in which case such party shall give the other party at least thirty (30) days’ prior written notice of the intention not to extend the Agreement for an Additional Term. Except as otherwise explicitly provided herein, the provisions of Sections 7 through 16 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

Section 7. Representations and Warranties of Founder. Founder represents and warrants to the Company that:

(i) with respect to any information, know-how, knowledge or data disclosed by Founder to the Company in the performance of this Agreement, Founder has the full and unrestricted right to disclose the same;

(ii) the provision of Services by Founder to the Company does not and will not breach any agreement with any employer, former employer or other third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by Founder prior to her Services to the Company, and Founder has not entered into, and will not enter into, any agreement, either written or oral, in conflict with her obligations under this Agreement.

Section 8. Covenants of Founder.

(a) Founder agrees that during the term of this Agreement, Founder shall not become employed by, advise, become associated with, or perform consulting services, which includes serving as a member of a third party’s board of directors or scientific advisory board, for any person, activities, company, entity or other for profit organization (any of the foregoing, the “Activities”) that is, or, as a result of such Activities, would create for Founder a conflict of interest with Founder’s obligations to the Company. Founder has listed on Exhibit C any person, association, company, entity or other organization (whether for profit or not for profit) that Founder currently is associated with and agrees to notify the Company in advance of any new consulting or related engagements, other than ad hoc consultation, to allow the Company to verify that there are no conflicts between Founder’s Activities and those of the Company. After receipt of such notice from Founder or upon learning of any such Activities, the Company shall have the right, but not the obligation, to terminate this Agreement and Founder’s relationship with the Company for convenience, and such termination will be deemed effective from the day such notice was provided to the Company or, if Founder provided no notice, from the time Founder commenced the Activities.

(b) During Founder’s provision of Services to the Company, Founder will not improperly make use of, or disclose, any information or trade secrets of any former or concurrent employer or other third party, nor will Founder bring onto the premises of Company or use any unpublished documents or any property belonging to any concurrent or former employer or other third party, in violation of any lawful agreements with that former or concurrent employer or third party. Founder will use in the delivery of the Services only information that is generally known and used by persons with training and experience comparable to her own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

(c) Founder will comply with all laws and regulations applicable to Founder’s obligations under this Agreement.

Section 9. Confidentiality. Founder agrees to hold all Confidential Information (as hereinafter defined) of the Company (or other parties whose Confidential Information the Company has in its possession under obligations of confidentiality) in trust and strict confidence and, except as may be authorized by the Company in writing, shall not use for any purpose other than the performance of the Services under this Agreement, nor disclose such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit).

As used herein, “Confidential Information” shall mean all knowledge and information which Founder has acquired or may acquire as a result of, or related to, her relationship with the Company, including but not limited to, information concerning the Company’s business, finances, operations, strategic planning, research and development activities, products, molecules , organisms, laboratory materials, prototypes, cell lines, inventions, research developments, improvements, processes, trade secrets, services, cost and pricing policies, formulae, chemical structures, diagrams, schematics, notes, data, memoranda, methods, know-how, techniques, inventions, and marketing strategies. Confidential Information shall also include information received by the Company from third parties under an obligation of confidentiality. Notwithstanding the foregoing sentence, but subject to Section 10 hereof, such Confidential Information does not include (i) information which is or becomes publicly available (except as may be disclosed by Founder in violation of this Agreement), (ii) information acquired by Founder from a third-party source other than the Company or any of its employees, officers, directors, Scientific Advisory Board members, affiliates, agents or shareholders, which source legally acquired such information under no obligation of confidentiality, or (iii) information of a general nature known to Founder prior to advising the Company or acquired by Founder during the term hereof by reason of her other business activities.

Section 10. Ownership of Work Product. Founder shall communicate in writing and disclose to the Company promptly and frilly all concepts, inventions, formulae, molecules, chemical structures, organisms, trade secrets, know-how, technical or business innovations, writings or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Founder during the term of this Agreement and for six (6) months thereafter (whether or not patentable or copyrightable and whether made solely by Founder or jointly with others) which result from the Services that Founder performs for the Company or which result from information derived from the Company or its employees, officers, directors, Scientific Advisory Board members, affiliates, agents or shareholders (all of the foregoing herein collectively and individually called “Works”). Founder will perform Founder’s obligations under this Section 10 without further compensation.

The Works are being created at the instance of the Company and shall be deemed to be “works made for hire” under the United States copyright laws, unless such laws are inapplicable by their specific terms. If such laws are inapplicable or in the event that the Works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, Founder hereby irrevocably and unconditionally assigns and transfers and to the extent any such assignment cannot be made at present, will assign and transfer to the Company all Works, and this Agreement shall operate as an irrevocable and unconditional assignment by Founder to the Company of, all of Founder’s right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the Works in perpetuity. The Company shall have the right to use the whole Works, any part or parts thereof, or none of the Works, in its sole discretion. All original material submitted by Founder to the Company as part of the Works or as part of the process of creating the Works shall be the property of the Company whether or not the Company uses such materials. No rights or licenses are reserved to or implied for Founder in the Works or any such materials. At the Company’s request, Founder shall promptly execute documents evidencing or in connection with the Company’s ownership or registration of the Works, including copyright ownership or registration, in accordance with the terms of this Agreement.

Founder agrees to cooperate with the Company to perfect title to the Works, to execute or provide upon request any assignments, applications for letters patent of the United States, letters patent, any legal equivalent thereof of any foreign country or any other lawful documents and likewise to perform any other lawful acts which may be deemed necessary to secure fully the Works to the Company, its successors, assigns, and legal representatives, but at its or their expense and charge, including the execution of applications for patents in foreign countries, and the execution of substitution, reissue, divisional or continuation applications, and/or preliminary or other statements and the giving of testimony in any interference or other proceeding in which the Works or any application or patent directed thereto may be involved.

If the Company is unable, after reasonable effort, to secure Founder’s signature on any letters patent, copyright or other analogous protection relating to the Works, Founder hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Founder’s agent and attorney-in-fact, to act for and in her behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by Founder.

Section 11. The Company Data. Any data or other materials furnished by the Company for use by Founder in connection with the Services (“Company Data”) shall remain the sole property of the Company and will be held in trust and confidence by Founder in accordance with Section 9, as Confidential Information.

The Company may require the return of Company Data furnished to Founder upon written notice to Founder requesting such return, and in any event Founder shall promptly return such Company Data upon termination of this Agreement.

Section 12. Advertising. Founder shall not in any way or in any form publicize or advertise in any manner the fact that Founder is performing the Services without the prior written consent of the Company. The Company may freely publicly disclose that Founder is a consultant of the Company and may freely publicly disclose the Services performed by Founder pursuant to this Agreement.

Section 13. Restriction on Solicitation. During any period in which Founder renders Services to the Company and for a period of one (1) year thereafter, Founder shall not recruit or otherwise solicit, entice or induce any employees, consultants, customers, vendors, contract research organizations or contract manufacturing organizations of the Company or any of its subsidiaries or affiliates to terminate their employment or consulting relationship with, or otherwise cease their relationships with the Company or any of its subsidiary or affiliates.

Section 14. Indemnification/Release. Founder agrees to take all necessary precautions to prevent injury to any persons (including employees of the Company) or damage to property (including the Company’s property) during the term of this Agreement.

Founder agrees to indemnify and hold the Company harmless from and against any and all claims, demands, liabilities, damages, costs, or expenses (including without limitation attorney’s fees, back wages, liquidated damages, penalties or interest) resulting from Founder’s failure to collect, withhold, or pay any and all federal or state taxes required to be withheld or paid by employers or employees, including, without limitation, any and all income tax, social security, and F.U.T.A. taxes.

Section 15. Miscellaneous. This Agreement together with all exhibits hereto, including the Purchase Agreement, contains the entire understanding of the parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns. Founder may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company and this Agreement shall be binding upon Founder’s heirs, executors, administrators and legal representatives. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts without regard to its conflict of laws rules that would require the application of laws of any other jurisdiction. This Agreement may not be modified or amended except in writing signed or executed by Founder and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid because it is overbroad or too far reaching, such provision shall be deemed to be revised so that it applies to the maximum extent permitted by law. Founder acknowledges that a breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate). All notices under this Agreement will be effective (i) upon personal or facsimile delivery, (ii) two (2) business days after deposit in the United States mail as registered or certified mail postage fully prepaid, or (iii) one (1) business day after pickup by any overnight commercial courier service, in each case sent or addressed to the Company at its principal office or to Founder at the address set forth on the signature page hereto, as the case may be, or at such other address as either may from time to time designate in writing to the other.

Section 16. Defend Trade Secrets Act of 2016. Founder acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date last below written.

FOUNDER		EQRX, INC.

/s/ Sandra J. Homing		By:	/s/ Melanie Nallicheri
Name:	Sandra J. Homing, MD	Name (Print): Melanie Nallicheri
		Title:	President and COO
Address:		Address:

399 Binney Street,
Cambridge, MA 02142
Date:	12/29/2019	Date:	12/19/2019

EXHIBIT A

Description of Services

(a)	Advisory Board Membership:

-	Attend in-person and participate in meetings as requested by the Company (up to 5 full-day meetings per year).

-	Provide guidance to the Company regarding research, development commercialization and/or pricing strategies.

-	Provide contacts within the industry community (including public sector).

(b)	Making significant contributions to the Company’s success in all of the following areas, as appropriate:

-	Assist the Company with developing its clinical strategy;

-	Key discovery and development projects;

-	Bringing in and cultivating target and clinical program ideas and associated business development opportunities, external projects, new ideas and new investigators;

-	Contributing to the conceptualization and diligence review of new programs and initiatives;

-	Recruiting excellent people to the Company’s team and advisory board; and

-	Participating in major business development meetings and investor meetings.

(c)	Consulting Services

-	Provide consulting services of a minimum of 16 hours per month.

(d)	Attend outside meetings and participate in telephone discussions. For example:

-	Regulatory discussions;

-	Corporate development meetings; and

-	Fundraising meetings.

(e)	Recruiting

-	Suggest candidates for key positions in the Company and as advisors

-	Referencing on candidates.

Description of Cash Compensation

Founder shall receive $150,000 annually, payable monthly in arrears. Founder shall invoice the Company monthly, setting forth in such reasonable detail as may be required by the Company the actual Services rendered and time spent thereon, as well as any expenses incurred in accordance with Section 3 of this Agreement for which reimbursement is sought. All undisputed payments will be made by Company within forty-five (45) days from Company’s receipt of Founder’s invoice.

AMENDMENT NO. 1 TO
FOUNDER AGREEMENT

This Amendment No. 1 to Founder Agreement (this “Amendment”) is made effective as of August 21, 2020, by and between EQRx, Inc., a Delaware corporation (the “Company”), and Sandra J. Horning, M.D. (“Founder”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in that certain Founder Agreement dated as of December 19, 2019, by and between the Company and Founder (the “Agreement”).

RECITALS

A. Whereas pursuant to Section 15 of the Agreement, any term of the Agreement may be modified, amended or waived by the written consent of the Company and Founder.

B. Whereas the Company and Founder desire to amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 17.Cash Compensation. The last paragraph of Exhibit A of the Agreement shall be amended and restated in its entirety as follows:

“Description of Cash Compensation

Founder shall receive $100,000 annually, payable monthly in arrears, effective January 1, 2020.

Founder shall invoice the Company monthly, setting forth in such reasonable detail as may be required by the Company the actual Services rendered and time spent thereon, as well as any expenses incurred in accordance with Section 3 of this Agreement for which reimbursement is sought. All undisputed payments will be made by Company within forty-five (45) days from Company’s receipt of Founder’s invoice.”

Section 18.Other Provisions. Except as expressly amended hereby, all other terms, conditions and provisions of the Agreement shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Agreement or any of the documents referred to therein.

Section 19.Entire Agreement. This Amendment, together with the Agreement, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

Section 20.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment may also be executed and delivered by facsimile or other electronic delivery of signature.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first set forth above.

COMPANY:

EQRx, Inc.

By:	/s/ Melanie Nallicheri
	Name:	Melanie Nallicheri
	Title:	President & Chief Operating Officer

FOUNDER:

/s/ Sandra J. Horning
Sandra J. Horning, M.D.